Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

INNERCOOL LICENSES NEW THERAPEUTIC FOR POTENTIAL USE IN STROKE PATIENTS

SAN DIEGO, CA – October 22, 2007 – Cardium Therapeutics (AMEX:CXM) and its subsidiary InnerCool Therapies today announced that it has entered into a license agreement with the University of Texas Health Science Center at Houston for the clinical research, development and commercialization of Caffeinol as a potential therapeutic for use in acute ischemic stroke patients. One of the objectives of the exclusive licensing agreement is to evaluate the safety and efficacy of treating stroke patients with Caffeinol, administered by intravenous infusion (IV), in combination with InnerCool’s endovascular hypothermia technology. A study has been proposed to the National Institute of Neurological Disorders and Stroke (NINDS), part of the National Institutes of Health (NIH).

James C. Grotta, M.D., Director of the Stroke Program and Professor of Neurology at the University of Texas Medical School at Houston, described the need for an effective stroke therapy and the potential of the new technology. “Within hours of an ischemic stroke, neurotoxic events are triggered in the ischemic brain that result in tissue damage even after blood flow has been restored, which leads to negative outcomes for stroke patients. Caffeinol and hypothermia have both been shown to be beneficial in reducing damage to brain tissue following stroke, and our data suggest that combining these neuroprotective therapies can substantially reduce neurotoxic events triggered by ischemia and allow for better tissue viability and ultimate function. We look forward to working with Cardium and InnerCool in furthering these promising new therapeutic approaches to stroke.”

“Despite the use of thrombolytic drugs such as tissue plasminogen activator or tPA and improved clot retrieval devices, stroke is now the third most prevalent cause of death among adults in the United States and is the leading cause of serious long-term disability,” stated Christopher J. Reinhard, Chairman and Chief Executive Officer of Cardium Therapeutics and InnerCool Therapies. “There is clearly a critical need for new means of addressing this major medical condition and this licensing agreement with the University of Texas, together with financial support from the NIH, will allow us to further explore the safety and efficacy of both Caffeinol and hypothermia as potential treatments for ischemic stroke patients. InnerCool’s slender flexible metallic catheter, which has a fully integrated temperature sensor, has the potential to rapidly and safely cool patients following ischemic injury and potentially preserve tissue and function in the brain. Data from the ongoing NIH-sponsored ICTuS-L trial has provided excellent evidence of the safety of InnerCool’s temperature modulation system in acute ischemic stroke patients and the new ICTuS-C trial is expected to expand that database and further evaluate both cooling and Caffeinol as potential new treatment paradigms for stroke.”

ICTuS Studies

InnerCool will be providing endovascular temperature modulation systems and catheters in support of a proposed prospective, randomized, controlled, multi-center Phase 2a Treatment Selection Study of Intravenous Thrombolysis, Hypothermia, and Caffeinol for Acute Treatment of Ischemic Stroke (ICTuS-C study), which is proposed to be sponsored by the NINDS. The ICTuS-C study is designed to assess the safety and efficacy of induced hypothermia and Caffeinol, both individually and in combination, in an estimated 400 patients presenting within three hours of an acute stroke. All patient groups would also receive tPA, a widely used clot-dissolving agent. Preclinical data in animal models of stroke suggest that Caffeinol and hypothermia have both individual and additive neuroprotective effects in decreasing tissue damage and improving functional outcome. Experimental data implies improved neuroprotection with the combination of Caffeinol and hypothermia, even when administered an hour following the onset of ischemia. In addition, by effectively cooling patients from within their body, InnerCool’s temperature modulation systems can rapidly cool patients to 33° Celsius without having to place them under general anesthesia, which is particularly advantageous in the context of stroke and other severe neurologic conditions.

The Intravascular Cooling in the Treatment of Stroke – Longer tPA window (ICTuS-L) study, a prospective, randomized, controlled, multi-center study, sponsored by the NINDS , is currently studying the safety and feasibility of InnerCool’s endovascular temperature modulation therapy as an adjunctive treatment for acute ischemic stroke, to potentially prolong the time window for effectively treating patients with tPA. ICTuS-L is believed to be the only ongoing acute ischemic stroke study that is combining hypothermia therapy with tPA and will evaluate the potential of endovascular hypothermia to extend the “therapeutic window” for the administration of tPA in acute stroke patients from three hours to six hours. Studies have shown that thrombolytic therapy such as tPA is much more effective in treating ischemic stroke when administrated within three hours of the onset of stroke symptoms. Since many patients do not reach the hospital within this three hour window, it is hoped that adjuncts to neuroprotection such as hypothermia may offer the potential to prolong the time window for the effective use of thrombolytic therapy.

InnerCool’s Endovascular Temperature Modulation Systems

InnerCool’s endovascular temperature modulation systems offer rapid and precise temperature control and ease of administration which are believed to be important requirements for the potential treatment of patients presenting with acute ischemic stroke in a hospital setting. In addition, it offers the ability to cool “conscious” patients without the need to anesthetize them, avoiding a potentially confounding factor. This endovascular approach to patient temperature modulation is based on a single-use flexible metallic catheter and a fully-integrated cooling system, which allows for rapid and controlled cooling and re-warming. The Celsius Control System™ integrates a number of desirable features including a slim catheter profile, a highly efficient flexible metallic thermal transfer element, a built-in temperature monitoring sensor, and a programmable console capable of rapidly and controllably inducing, maintaining and reversing therapeutic cooling. The Celsius Control System has received FDA 510(k) clearance for use in inducing, maintaining and reversing mild hypothermia in neurosurgical patients, both in surgery and in recovery or intensive care. It has also received FDA clearance for use in cardiac surgery patients in order to achieve or maintain normal body temperatures during surgery and in recovery/intensive care, and as an adjunctive treatment for fever control in patients with cerebral infarction and intracerebral hemorrhage. Potential additional applications of the technology include endovascular cooling for cardiac arrest, acute ischemic stroke and myocardial infarction (heart attack). The Company now expects to launch its next-generation, RapidBlue™ endovascular system in first quarter 2008. The RapidBlue System will still use the best-in-class, Accutrol catheter with integrated temperature control but the new console will include an easy-to use-cassette and touch screen user interface.

About Cardium

Cardium Therapeutics, Inc. and its subsidiaries, InnerCool Therapies, Inc. and the Tissue Repair Company, are medical technology companies primarily focused on the development, manufacture and sale of innovative therapeutic products and devices for cardiovascular, ischemic and related indications. Cardium’s lead product candidate, Generx™ (alferminogene tadenovec, Ad5FGF4), is a DNA-based growth factor therapeutic being developed for potential use by interventional cardiologists as a one-time treatment to promote and stimulate the growth of collateral circulation in the hearts of patients with ischemic conditions such as recurrent angina. For more information about Cardium and its businesses, products and therapeutic candidates, please visit www.cardiumthx.com or view its 2006 Annual Report at http://www.cardiumthx.com/flash/pdf/2006CardiumAnnualReport.pdf.

Cardium’s InnerCool Therapies subsidiary is a San Diego-based medical technology company in the emerging field of patient temperature modulation therapy to rapidly and controllably cool the body in order to reduce cell death and damage following acute ischemic events such as cardiac arrest or stroke, and to potentially lessen or prevent associated injuries such as adverse neurological outcomes. For more information about Cardium’s InnerCool subsidiary and patient temperature modulation, including InnerCool’s Celsius Control System™, which has received regulatory clearance in the U.S., Europe and Australia, please visit www.innercool.com.

Cardium’s Tissue Repair Company subsidiary (TRC) is a San Diego-based biopharmaceutical company focused on the development of growth factor therapeutics for the treatment of severe chronic diabetic wounds. TRC’s lead product candidate, Excellarate™, is a DNA-activated collagen gel for topical treatment formulated with an adenovector delivery carrier encoding human platelet-derived growth factor-BB (PDGF-BB). Excellarate is initially being developed to be administered once or twice for the potential treatment of non-healing diabetic foot ulcers. Other potential applications for TRC’s Gene Activated Matrix™ (GAM™) technology include therapeutic angiogenesis (cardiovascular ischemia, peripheral arterial disease) and orthopedic products, including hard tissue (bone) and soft tissue (ligament, tendon, cartilage) repair. For more information about Cardium’s Tissue Repair Company subsidiary, please visit www.t-r-co.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that results or trends observed in one study will be reproduced in subsequent studies, that the NIH will continue to support the ICTuS studies, that temperature modulation therapies and/or Caffeinol will be sufficiently safe or effective for use in stroke patients, that necessary regulatory approvals will be obtained, or that such products and treatments would gain market acceptance. Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, our limited experience in the development, testing and marketing of therapeutic hypothermia devices, as well as Caffeinol, and whether our efforts to launch new devices and therapeutics will be successful or completed within the time frames contemplated, risks and uncertainties that are inherent in the conduct of human clinical trials, including the timing, costs and outcomes of such trials, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2007 Cardium Therapeutics, Inc. All rights reserved.

For Terms of Use Privacy Policy, please visit www.cardiumthx.com.

Cardium Therapeutics™ and Generx™ are trademarks of Cardium Therapeutics, Inc.

Tissue Repair™, Excellarate™, Gene Activated Matrix™ and GAM™ are trademarks of

Tissue Repair Company.

InnerCool Therapies®, InnerCool® and Celsius Control System™ are trademarks of

InnerCool Therapies, Inc.